Exhibit 99.1

Zoran Corporation:
Karl Schneider	Bonnie McBride (Investors)
Chief Financial Officer	(323) 466-0960
(408) 523-6500	bonnie@mcbridegrp.com
ir@zoran.com

Company Web Site:
www.zoran.com

ZORAN CORPORATION ANNOUNCES COMPLETION OF STOCK OPTION REVIEW AND EXPECTED RESTATEMENT OF HISTORICAL FINANCIAL STATEMENTS

SUNNYVALE, Calif. — February 20, 2007 — Zoran Corporation (Nasdaq: ZRAN), a leading provider of digital solutions for applications in the growing digital entertainment and digital imaging markets, today announced the completion of its previously-announced independent investigation of Zoran’s historical stock option practices and related accounting for option grants.

On July 3, 2006, Zoran announced that, at the recommendation of the Audit Committee, the Board of Directors had created a special committee of independent directors to conduct a review of Zoran’s historical stock option practices.  The special committee subsequently conducted an investigation with the assistance of independent outside counsel and reported to the Board of Directors.

The Board has concluded that there was no intentional misconduct by Zoran’s current senior management.  Zoran has determined that the appropriate measurement dates for financial accounting purposes of certain stock option grants differ from the recorded grant dates of those awards. Zoran has also determined that the dates of a small number of stock option grants to non-executives were established retrospectively.  Zoran has substantially completed its assessment of the accounting impacts of the change in measurement dates for certain stock option grants and based on that assessment, Zoran and the Audit Committee concluded, on February 15, 2007, after consultations with management and independent advisors, that additional charges for stock-based compensation expense will be required, and that those charges will be material with respect to certain prior fiscal periods.  Zoran expects the aggregate amount of the additional non-cash compensation and other charges to be in the range of $12 million - $15 million, recognized in various amounts over the years 1997 through 2005.  In connection with the special investigation findings and the Company’s restatement, the Company’s independent registered public accounting firm is currently in the process of conducting its review procedures.

Zoran will restate previously issued historical financial statements to correct its past accounting for certain stock option grants.  It will record the additional stock-based compensation expense and related tax impacts, and will also evaluate any other unrecorded adjustments previously determined to be immaterial. Zoran will file a Form 8-K with the Securities and Exchange Commission stating that the financial statements and related notes, financial press releases and similar communications issued by Zoran, relating to fiscal periods beginning on or after January 1, 1997 should no longer be relied upon.

Zoran believes that the restatement will not have any impact on its reported revenues in past periods.  Additional stock-based compensation expense would have the following effects on Zoran’s historical financial statements for the affected periods:  decrease reported income from operations or increase reported loss from operations; decrease reported net income or increase reported net loss; and decrease reported retained earnings.

Zoran intends to restate its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and to file its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006, and its Annual Report on Form 10-K for the year ended December 31, 2006, as soon as practicable. The audited financial statements in the 2006 Form 10-K will contain restated financial statements and explanatory information as required by the Securities and Exchange Commission.  As a result, Zoran expects to become current on the filing of its periodic reports required under the Securities Exchange Act of 1934, as amended.

The Nasdaq Listing and Hearing Review Council (the “Listing Council”) has notified Zoran that it has decided to review a decision of the Nasdaq Listing Qualifications Panel (the “Panel”) that Zoran had appealed.  The Listing Council has determined to stay the December 28, 2006 Panel decision, and any future Panel determinations to suspend Zoran’s securities from trading, pending further action from the Listing Council. The Listing Council has requested that Zoran make an additional submission for its consideration by March 2, 2007. The Listing Council will then review the matter on the basis of the written record.

Company Profile

Zoran Corporation, based in Sunnyvale, California, is a leading provider of digital solutions for applications in the growing digital entertainment and digital imaging markets. With two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio and video, imaging applications, and Connect and Share technologies for the digital home. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DVD, digital camera, DTV, multimedia mobile phone, and multifunction printer products have received recognition for excellence and are now in hundreds of millions of homes and offices worldwide. With headquarters in the U.S. and operations in Canada, China, England, Germany, India, Israel, Japan, Korea and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-523-6500.

Forward Looking Statements

This press release contains forward-looking statements regarding Zoran’s expectation to file restated financial information and required reports with the SEC. These forward looking statements are subject to risks and uncertainties, and actual results could differ materially from those projected. These risks and uncertainties include, but are not limited to, the amount of additional stock-based compensation expense to be recognized as a result of the independent investigation, the timing of Zoran’s SEC filings containing restated financial information, the impact of any further regulatory review of the disclosures in those documents, and the potential impact of any related litigation.  Information regarding other risks and uncertainties can be found in Zoran’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.

Zoran, the Zoran logo, SupraHD, SupraTV, Vaddis, and Quatro are trademarks of Zoran Corporation in the United States and/or other countries. All other brands or names may be claimed as property of others.

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